Exhibit 99.1

Media Contact	October 1, 2015
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Crissy Carlisle, 205-970-5860
crissy.carlisle@healthsouth.com
HealthSouth Acquires Operations of Reliant Hospital Partners

Expands Industry Leading Portfolio of Free-Standing IRFs to 120

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), a leading provider of post-acute services, today announced it has completed its previously announced acquisition of the operations of Reliant Hospital Partners, LLC and affiliated entities (“Reliant”) for a cash purchase price of approximately $730 million. The acquisition expands HealthSouth’s existing national network of inpatient rehabilitation hospitals with a portfolio of 11 additional inpatient rehabilitation hospitals and a total of 902 beds in Texas, Massachusetts and Ohio. In connection with the transaction, HealthSouth expects to realize a tax benefit with an estimated net present value of approximately $150 million.

“The acquisition of the operations of Reliant augments HealthSouth’s current position as a leading provider of post-acute rehabilitation services,” said HealthSouth President and Chief Executive Officer Jay Grinney. “With this acquisition, HealthSouth is able to offer comprehensive, high-quality and cost-effective facility-based and home-based care across new and existing service areas. It provides us with additional geographic coverage in Houston, Dallas-Fort Worth and Austin, while allowing us to enter new markets in Abilene, Dayton and the Greater Boston metropolitan area. It also complements our existing home health presence in all but the Dayton market.”

All of the Reliant hospitals are leased, and seven of the leases are treated as capital leases for accounting purposes. HealthSouth assumed the lease obligations of all the acquired hospitals. The amount of the capital lease obligation to be recognized on HealthSouth’s balance sheet is estimated at approximately $210 million. In 2014, Reliant’s operations generated revenues of approximately $249 million and Adjusted EBITDA of approximately $82 million.

Wells Fargo Securities, LLC acted as exclusive financial advisor to HealthSouth. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to HealthSouth.

About HealthSouth
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 33 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.

FORWARD-LOOKING STATEMENTS
Statements contained in this press release, such as the impact and effects of the Reliant acquisition, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's business strategy, its financial plans, its future financial performance, its projected business results or model, its ability to return value to shareholders, its projected capital expenditures, its future tax benefits, or its acquisition activities and opportunities. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth, and in turn affect the value of HealthSouth’s securities, include, but are not limited to, the accuracy of the representations made by Reliant in connection with the acquisition; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that have been or may be brought by or against HealthSouth, including its pending DOJ and HHS-OIG investigations as well as those related to yet undiscovered issues, if any, at Reliant; the ability to ultimately realize anticipated tax benefits; the ability to successfully integrate Reliant consistent with HealthSouth’s growth strategy, including realizing of anticipated revenues and cost savings, minimizing the negative impacts on margins arising from the changes in staffing and other operating practices, and avoiding of unforeseen exposure to liabilities; changes in HealthSouth’s management team; changes in the regulation of the healthcare industry broadly or in the inpatient rehabilitation segment specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry broadly or in the inpatient rehabilitation segment specifically and HealthSouth’s response thereto; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including the unauthorized access to or theft of patient or other sensitive information as well as unforeseen issues, if any, related to integration or transition of information systems in Reliant hospitals; the ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarters ended March 31, 2015 and
June 30, 2015.

Note Regarding Presentation of Reliant’s Financial Measures
The financial data contained in the press release includes Reliant’s 2014 revenue and Adjusted EBITDA. Those amounts were derived from the historical financial statements of Reliant and were based on a preliminary review of Reliant’s accounting policies to determine whether any adjustments were necessary to ensure comparability with HealthSouth’s policies. As more information becomes available, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the financial information presented. Additionally, Reliant’s Adjusted EBITDA is before the reduction for amounts attributable to minority limited partner interests. HealthSouth reports Adjusted EBITDA after taking into consideration amounts attributable to minority limited partner interests. The following table provides the reconciliation of Reliant’s net income to its Adjusted EBTIDA for the year ended December 31, 2014:

Year Ended December 31, 2014
(in millions)
Net income	$45.2
Interest expense and amortization of debt discounts and fees	22.6
Depreciation and amortization	13.1
Stock-based compensation expense	0.4
Management fees	1.0
Other	0.1
Adjusted EBITDA	$82.4